UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2026

i-80 GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia	001-41382	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 York Street, Suite 1802, Toronto, Ontario	M5H 3S5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 525-6450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	IAUX	NYSE American
Warrants to Purchase Common Shares	IAUX.WS	NYSE American
Common Shares	IAU	TSX
Warrants to Purchase Common Shares	IAU.WT.U	TSX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Updated Pre-Feasibility Study and Technical Report Summary for the Granite Creek Underground Project

On September 21, 2026, the Company provided the SEC Technical Report Summary, Pre-Feasibility Study, Granite Creek, Humboldt County, NV for its Granite Creek Underground Project, dated September 21, 2026 with an effective date of March 31, 2026, ( the “PFS”) prepared in accordance with the Securities and Exchange Commission S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for the Company by the following third-party qualified persons: SRK Consulting (U.S.), Inc., Global Resource Engineering, Practical Mining LLC, TR Raponi Consulting Ltd., Hatch Associates Consultants, Inc., and WSP USA Inc. The PFS was also prepared by Kenji Umeno, and employee of the Company. None of the third-party qualified persons are affiliated with the Company or any other entity that has an ownership, royalty, or other interest in the property.

Mineral resources and mineral reserves are reported using the definitions in Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations in Regulation S-K 1300 (“S-K 1300”). All capital and operating cost estimates meet the requirements of S-K 1300. Unless otherwise indicated, all financial values are reported in United States dollars. Totals may not sum correctly due to rounding.

The information below is based on, or extracted from, the SEC Technical Report Summary, Pre-Feasibility Study, Granite Creek, Humboldt County, NV, dated September 21, 2026 with an effective date of March 31, 2026.

Table 1: Granite Creek Underground PFS Key Operating and Financial Metrics

Project Economics	Unit
Gold Price	$/oz	$2,750
Pre-Tax NPV(5%)(3)	$M	$138
After-Tax NPV(5%)(3)	$M	$118
After-Tax Cash Flow(3)	$M	$153
Production Profile
Mine Life	years	8.5
Total Ore Mined	000s tonnes	2,172
Mined Ore Grade	g/t Au	7.88
Total Stockpile Processed	000s tonnes	26
Total Ore Processed	000s tonnes	2,198
Gold Grade Processed	g/t Au	7.87
Total Gold Contained	000s oz	556
Average Gold Recovery	%	87%
Total Gold Recovered	000s oz	485
Average Annual Gold Production (2028-2032)	000s oz	75.1
Average Annual Gold Production (LOM)	000s oz	53.9
Unit Operating Costs
LOM Operating Cost
Mining (ore and waste)	$/t mined	$182
Processing (refractory and oxide)	$/t milled	$122
Transportation & Power Costs	$/t milled	$31
Surface Op Costs	$/t mined	$54
G&A, Taxes and Royalties(7)	$/t milled	$71
Total Cash Costs - LOM(4)	$/oz	$2,076
Total Cash Costs - (2028-2032)(4)	$/oz	$1,827
All-in Sustaining Costs - LOM(4,5) (Excl. Lone Tree Refurbishment Capital)	$/oz	$2,273
All-in Sustaining Costs - (2028-2032)(4,5) (Excl. Lone Tree Refurbishment Capital)	$/oz	$1,915
Total Capital Costs
Sustaining Capital	$M	$82.9
Lone Tree Autoclave Capital Allocation	$M	$49.3
Closure Costs	$M	$12.7

Total Capital & Closure Costs	$M	$144.9

For detailed metrics presented on an annual basis, see the Granite Creek Underground Detailed Cash Flow Model in Table 1 in the Appendix.

Initial Mineral Reserve Estimate and Updated Mineral Resource Estimate

The updated underground mineral resource estimate included in the PFS incorporates approximately 36,470 meters of drilling from 164 core holes conducted between 2023 through the end of 2025, relative to the resource estimate that formed the basis of the PEA published in March 2025.(1) The PEA has been superseded by this PFS. Numerous step-out drill holes have resulted in a larger mineralized envelope, while infill drilling increased definition and confidence in the mineral resource and supported conversion of a majority of the resource to mineral reserves.

The resource estimate was prepared using stope optimization software which is in line with industry recommended best practices for the assessment of the in-situ mineralization which satisfies the reporting criteria of the Reasonable Prospects for Eventual Economic Extraction (RPEEE). Additionally, a more conservative approach was applied to establish the creation of grade shell domains to match current mining methods, resulting in lower grades than in the previously published PEA. These updated grades are in line with the average grade currently mined at Granite Creek and are believed to more accurately reflect the expected grades of the orebody.

For more information regarding the estimation parameters and assumptions of the mineral resources and mineral reserves, please see Sections 11 and 12 of the PFS, respectively.

Exploration

The ongoing 2026 exploration program includes a combination of infill drilling to support continued reserve development for optimized ongoing mine operations and step-out drilling to expand the current and known mineralization within the South Pacific Zone, which remains open to the north and at depth, and the Rangefront, Otto, and Ogee zones.

Additional near-mine exploration targets include the CX Zone beneath the historical CX pit, which is not currently included in the underground mineral resource. Previous drilling in the CX Zone includes high-grade intercepts from legacy holes, including 18.0 g/t Au over 9.1 m in hole HPR 078 and 15.3 g/t Au over 9.1 m in RHC-1763, and i-80 hole of 36.4 g/t Au over 9.1 m in iGM21-06.(8) A successful drill program in the CX Zone has the potential to add high-grade ounces to the mineral resource and near-term mine plan. The Company intends to evaluate the high-grade portion of the CX Zone as an underground target as part of an anticipated extensive multi-year drill program planned to commence in 2027. Multiple near-mine targets are still to be evaluated over a multi-year drill program with the potential to extend the mine life.

Table 2: Granite Creek Underground Mineral Reserve Estimate as of March 31, 2026(2)

Mineral Reserves

Classification	Domain	Tonnage (000s tonnes)	Au Grade (g/t)	Au Contained (000s oz)
Proven	Ogee	71	9.34	21.2
	Otto	171	7.04	38.7
	South Pacific	40	11.21	14.5
	Stockpile	26	7.33	6.2
	Total	308	8.13	80.6
Probable	Ogee	88	7.95	22.4
	Otto	366	6.70	78.8
	South Pacific	1,437	8.11	374.7
	Total	1,890	7.83	475.9
Proven and Probable	Ogee	158	8.57	43.6
	Otto	537	6.81	117.6
	South Pacific	1,477	8.19	389.2
	Stockpile	26	7.33	6.2
	Total	2,198	7.87	556.5

Notes:

1.

All figures are rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding. Mineral Reserves have been stated on the basis of a mine design, mine plan, and economic model.

2.

Mineral Reserves are reported using a stope center of gravity (“CoG”) range of 4.42 g/t (0.13 oz/st) Au – 6.41 g/t (0.19 oz/st) Au and an incremental processing CoG range of 1.51 g/t (0.04 oz/st) Au – 2.91 g/t (0.09 oz/st) Au depending on the processing method. The CoG calculations assume a US$2,500/oz Au price, and 60% to 92% metallurgical recovery depending on the processing method applied.

3.

Operating costs include mining (US$190.18/tonne), processing (US$59.94/tonne to US$131.13/tonne), G&A (US$22.29/tonne), shipping costs (US$16.04/tonne). Additionally, a 6% royalty and 0.75% excise tax are applied, along with treatment/refinery charges of US$1.85/oz Au.

4.	The reserves are mined using the underhand drift and fill method with cemented waste rock backfill. Mining dilution of 10% is included in the reserve at zero grade.

5.	Stockpile mineral reserves reflect ore mined and placed on surface stockpiles prior to the effective date of the PFS and not yet processed.

6.	The Mineral Reserves were estimated by SRK Consulting, U.S. (Inc.), a Qualified Person under S-K 1300.

All reported underground mineral reserves are fully attributable to the Company. The point of reference for the reporting of mineral reserves is the in-situ diluted tonnage and grades contained within the Mine Design, which accounts for the modifying factors.

Table 3: Exclusive Mineral Resource Statement for Granite Creek Underground – Effective Date March 31, 2026

Mineral Resource Estimate

Classification	Zone	Mass (000s tonnes)	Mass Attributable (000s tonnes)	Au Grade (g/t)	Material Content Au (000s oz)	Attributable Material Content Au (000s oz)
Measured	Ogee	175	175	6.82	38.4	38.3
	Otto	166	166	5.58	29.7	29.7
	SPZ	31	31	6.44	6.5	6.5
	Total	372	372	6.23	74.6	74.5
Indicated	Ogee	241	241	6.52	50.6	50.6
	Otto	425	425	5.23	71.5	71.5
	SPZ	771	771	4.70	116.6	116.6
	Total	1,438	1,438	5.16	238.6	238.6
Measured & Indicated	Ogee	417	417	6.64	89.0	89.9
	Otto	591	591	5.32	101.2	101.2
	SPZ	803	803	4.77	123.1	123.1
	Total	1,810	1,810	5.38	313.3	313.1
Inferred	Ogee	38	38	6.71	8.3	8.3
	Otto	417	417	7.62	102.0	102.0
	SPZ	415	405	6.49	86.6	83.9
	Total	871	860	7.04	197.0	194.2

Notes:

1.

Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, market or other relevant issues. The deposit has been classified as Measured, Indicated and Inferred based on confidence in the geological model and drill spacing. The quantity and grade of reported Inferred resources are uncertain in nature, and there has not been sufficient work to define these Inferred Mineral Resources as Indicated or Measured resources. There is no certainty that any part of a mineral resource will ever be converted into mineral reserves.

2.	Mineral Resources are reported on an exclusive basis with units reported in in Metric Tonnes, grade is reported in grams/tonnes, and metal in 000’s troy ounces.

3.

Mineral Resources are reported within mineable stopes which have been defined based on metal price assumptions,* variable metallurgical recovery assumptions, mining costs, processing costs, shipping, G&A costs. Metal Pricing is based on Gold (US$3,000 /oz). Other key assumptions include:

*	Mining Costs (US$/t 190.18);

*	Autoclave Processing Cost (US$/t 131.13), Low-grade Oxide (US$/t 59.94)

*	Autoclave Recoveries ranging 77.6%-93.4% (average 87.6%) and Oxide recoveries ranging 60.0%-87.4% (average 68.9%);

*	Shipping Costs (US$/t 16.04) and G&A Costs (US$/t 22.29);

*	Totaling US$/t 281.45 – 359.64 for underground mining and processing;

*	Based on the variable recoveries an average cut-off grade of 3.75 - 9.81 g/t (0.286 oz/st) has been used reporting.

4.	Mineral Resources have been depleted for previous underground mining activity, and reported on an attributable basis.

5.

Mineral Resources are based on validated data, which have been subjected to quality analysis/quality control (QA/QC) analysis, using capped, composited samples at 2 m (5ft) intervals. Estimation has been completed using a combination of OK and IDW estimation methodologies and classified based on confidence in the underlying data and drill spacing. Mineral resource tonnages have been rounded to reflect the precision of the estimate.

6.	The mineral resources were estimated by SRK Consulting (U.S.), Inc.

7.	Rounding of some figures may lead to minor discrepancies in totals.

8.	The point of reference for the reporting of mineral resources is the in-situ diluted tonnage and grades contained within the defined mineable stope optimizer limits.

Table 4: Granite Creek Open Pit Mineral Resource Statement

Deposit	Cutoff Grade (ppm)	Mass (000’s tonnes)	Mass (000’s short tons)	Mass Attributable (000’s tonnes)	Au Grade (g/t)	Au Grade (opt)	Au Contained (‘000s tr oz)	Attributable Material Content Au (000’s tr oz)
Measured
Pit B	0.2	3,900	4,299	3,575	1.06	0.031	133.49	122.37
Pit A	0.2	1,098	1,211	1,007	0.71	0.021	25.08	22.99
CX	0.2	13,493	14,873	12,835	1.10	0.032	478.41	454.02
Mag	0.2	15,055	16,596	14,703	1.03	0.030	499.50	487.90
Total		33,546	36,978	32,121	1.05	0.031	1,136.47	1,087.28
Indicated
Pit B	0.2	823	907	754	0.64	0.019	16.86	15.45
Pit A	0.2	969	1,069	889	0.68	0.020	21.06	19.30
CX	0.2	4,423	4,876	4,189	1.00	0.029	141.96	133.03
Mag	0.2	11,509	12,687	11,415	0.74	0.022	275.03	272.53
Total		17,725	19,538	17,247	0.80	0.023	454.91	440.32
Measured + Indicated
Pit B	0.2	4,723	5,206	4,329	0.99	0.029	150.34	137.82
Pit A	0.2	2,068	2,280	1,896	0.69	0.020	46.13	42.29
CX	0.2	17,916	19,749	17,024	1.08	0.031	620.37	587.05
Mag	0.2	26,565	29,283	26,119	0.91	0.026	774.53	760.43
Total		51,271	56,517	49,368	0.97	0.028	1,591.38	1,527.60
Inferred
Pit B	0.2	50	55	46	0.52	0.015	0.84	0.77
Pit A	0.2	440	485	403	0.44	0.013	6.22	5.70
CX	0.2	1,997	2,201	1,921	0.94	0.028	60.66	58.24
Mag	0.2	1,339	1,476	1,320	0.75	0.022	32.12	31.69
Total		3,826	4,217	3,689	0.81	0.024	99.84	96.40

1)	The effective date of the Mineral Resources Estimate is March 31, 2026

2)	The Qualified Persons for the estimate is GRE.

3)	Mineral resources are not ore reserves and are not demonstrably economically recoverable.

4)

Mineral resources are reported at a 0.20 g/t cutoff, an assumed gold price of 3,000 $/tr. oz, using variable recovery, a slope angle of 41 degrees, 6% royalty, heap leach processing cost $9.04 per tonne (includes admin), CIL processing cost of $17.22 per tonne (includes admin). The point of reference for the reporting of open pit Mineral Resources is the tonnage and grades contained within the Whittle pit shell limits, reported at a 0.20 g/t cut-off grade using variable metallurgical recove

5)	Attributable resources are those resources excluding certain thrid party claims in the Pinson #1A-18A unpatented mining claims and in the Section 28 Fee lands.

Figure 3: Granite Creek Underground Project Plan View

Figure 4: Granite Creek Underground Longitudinal Section

Project Overview

Granite Creek Underground is a fully permitted, constructed and operating gold mine currently ramping up towards steady-state production. It is the first brownfield project to be redeveloped under the Company’s development plan. The broader Granite Creek property (the “Property”) also hosts the Granite Creek open pit oxide deposit adjacent to the underground mine, which is currently advancing through early-stage permitting and technical work. Situated in the Potosi mining district, the Property lies approximately 43 kilometers northeast of Winnemucca, within Humboldt County, Nevada at the intersection of the highly prolific Battle Mountain-Eureka and Getchell gold trends.

Since 1980, the Property has produced approximately one million ounces of gold from both underground and open pit mining. The current underground minerals resources are primarily hosted adjacent to, but independent of, the past-producing open pits on the Property. Additionally, the Property hosts the Mag and CX oxide open pit resources.

Figure 5: Regional Map of i-80 Gold Assets in Northern Nevada

Geology and Mineralization

Mineralization at Granite Creek Underground is Carlin-type, with gold hosted in fine-grained arsenian pyrite similar to the nearby deposit at the Turquoise Ridge Complex. The primary host rocks at the Project are interbedded shale, siltstone, and limestone of the Ordovician Comus Formation. Higher-grade mineralization is found underground, proximal to the Cretaceous Osgood Mountains stock where the Comus Formation has been metamorphosed to marble and hornfels. Mineralization is strongly structurally controlled, typically by inverted thrust faults trending north to northeast. The Company has conducted significant exploration since acquiring the property in 2021 which led to the discovery of the South Pacific Zone, a northeastern extension of the existing underground deposit.

Mining

Granite Creek Underground is currently ramping up production and is expected to achieve commercial production in late 2026. The mine currently produces approximately 540 tonnes of ore per day and is operated by a local mining contractor with more than three decades of underground mining experience in northern Nevada. The mining rate is expected to rise to approximately 900 tonnes per day at full production supporting higher gold production. The PFS outlines an updated mine life of approximately 8.5 years with annual steady state gold production of approximately 75,000 ounces. The PFS incorporates the Project’s current operating costs, outlined in Table 6 and the Appendix.

Underground access is through portals located in the north wall of the CX pit. The main decline provides personnel and equipment access to all areas of the mine and can accommodate 30-ton haul trucks. Mining will be conducted using underhand drift and fill methods with cemented waste rockfill optimized for the Project’s ground conditions. Production drifts are 15 feet x 15 feet with a 14% decline. Mining of the Ogee and Otto zones are between the 4,790-foot level and 4,150-foot level and the decline to the South Pacific Zone is developed to the 3,950-foot level. Fresh air comes in from a fresh air portal at the bottom of the CX pit and is connected to the various workings through raises. The haulage ramp serves as an exhaust drift.

Production drift widths will be maintained at 15 feet or less to minimize dilution and enhance recovery. Underhand drift and fill mining is well suited for the ground conditions at the Project and allows for a high degree of selectivity, productivity, and safety for mine personnel. This mining method also results in backfill with superior geotechnical quality compared to the in-situ rock.

Processing

Metallurgical testing has demonstrated that the Ogee, Otto and South Pacific zones at Granite Creek Underground contain predominantly single refractory material and require an oxidation process to increase gold extraction using cyanidation. While samples responded to both alkaline and acid pressure oxidation, significant metallurgical testing has demonstrated that an acidic autoclave environment achieved higher sulfide oxidation and superior gold recovery rates. These results confirm that the Project’s ore can be processed via the Lone Tree Plant’s acid pressure oxidation (“POX”) conditions once the Plant is recommissioned.

The PFS incorporates an updated processing strategy that assumes third-party toll milling arrangements and associated over-the-road trucking costs through to mid-2027. To maximize the proportion of Granite Creek Underground sulfide material processed at the Company’s Lone Tree Plant and reduce reliance on third-party processing, the mine plan assumes the stockpiling of sulfide refractory material beginning approximately six months prior to the planned commissioning of the Company’s wholly owned Lone Tree Plant in late 2027. Beginning in 2028, the PFS incorporates the anticipated lower processing costs associated with hauling refractory ore and processing it through the Lone Tree Plant.(6) The acidic environment has higher operating costs versus alkaline, however, the higher costs are mostly offset by higher recoveries. The PEA envisaged a combination of acidic and alkaline operating environment.

Oxide mineralization is present in all zones within all deposits. Mine operations to date have encountered a higher proportion of oxide ore than what has been defined in the resource estimate and PFS. The oxide mineralization not accounted for in the PFS presents an opportunity to process this material in the Lone Tree Plant throughout the LOM with lower overall operating costs. Work is underway to determine the cost benefit. The PFS only incorporates a small component of oxide mineralization in the Ogee Zone. Oxide ore will be sold to a third party under an existing sales agreement until mid-2027 and then stockpiled similarly to the refractory ore. The oxide ore will be processed directly by the carbon-in-leach (“CIL”) circuit at the Lone Tree Plant, bypassing the POX circuit.

Ore at Granite Creek Underground is screened before shipping to remove oversize material, reducing the tonnes shipped and processed while increasing the grade delivered for processing. The potential economic benefits of this practice continue to be evaluated and were not incorporated into the PFS, representing a potential opportunity for future optimization.

A LOM processing schedule is illustrated in Figure 6.

Table 6: LOM Mining and Processing Unit Costs

LOM Mining and Processing Unit Costs
Mining (ore and waste)	$	/t mined	$182
Surface Op Costs	$	/t mined	$54
Processing - Lone Tree Autoclave	$	/t milled	$105
Processing - Lone Tree Oxide	$	/t milled	$34
Transportation	$	/t milled	$16
Power Costs	$	/t milled	$15
G&A	$	/t milled	$23
Taxes and Royalties(7)	$	/t milled	$49

Total	$	/t milled	$458

Note to table above:

Numbers may not add up due to rounding and differences in $/t mined vs $/t milled.

Figure 6: LOM Annual Processing Schedule

Hydrology Update

Water inflow volumes to the mine have stabilized and continue to be managed well using the current underground pumping system, which presently operates near capacity. Work on an enhanced pumping system, that includes expanded sumps at lower levels and higher-capacity pumps, continues to advance. Pump installation will continue throughout the remainder of 2026 to increase overall water discharge capacity as the mine progresses at depth. The current dewatering model estimates residual passive inflow into Granite Creek will exceed 2,500 to 2,700 gallons per minute until the additional dewatering wells advance below the current workings. The second water treatment plant has been constructed and is currently in commissioning, which is expected to increase surface water treatment capacity by approximately 3,500 gallons per minute to support the Company’s long-term groundwater management objectives.

Capital Costs

LOM sustaining capital is estimated at $82.9 million, including all surface and underground development. A Lone Tree Plant refurbishment capital allocation of $49.3 million, as well as a closure and reclamation costs of $12.7 million are also included in the total PFS LOM capital cost (see Table 7). The Lone Tree autoclave refurbishment capital allocation of $49.3 million has been derived using a $25.97/tonne charge multiplied by the estimated total potential tonnage expected to be processed at the Lone Tree Plant (1.9 Mt) in the future from Granite Creek Underground.

Table 7: LOM Capital Cost Summary

LOM Capital	($Millions)
Underground Mine Capital	$60.7
Surface Mine Capital*	$22.2
Sustaining Capital	$82.9
Lone Tree Plant Refurbishment Capital Allocation	$49.3
Closure and Reclamation Costs	$12.7

Total Capital	$144.9

*	Surface mine capital includes approximately $5.6 million of capitalized costs in connection with underground mine development.

Operating Costs

During the five years of steady-state production following the commissioning of the Company’s wholly-owned Lone Tree Plant (2028 to 2032), the PFS estimates cash costs(4) of $1,827/oz Au and all-in sustaining costs(4,5) of $1,915/oz Au (see Table 8).

During the LOM, the PFS estimates cash costs(1) of $2,076/oz Au and all-in sustaining costs(4,5) of $2,273/oz Au, which includes the earlier period of third-party toll milling prior to Lone Tree’s commissioning and the final two years when production is currently expected to wind down (see Table 8).

Table 8 outlines the operating costs during the first five years of steady-state production following the commencement of processing at the Lone Tree Plant, excluding the earlier years of third-party toll processing and the final two years of the LOM.

The annual cash waterfall above in Figures 7 and 8 demonstrates the importance of the planned refurbishment of the Company’s Lone Tree Plant and the ending of third-party toll milling, which is expected to increase production and cash flow beginning in 2028 once commissioned. Figure 9 illustrates operating costs over the Project’s estimated production profile.

Table 8: Total and Unit Operating Cost Summary: Five-Year Steady-State Period Following Lone Tree Plant Commissioning

2028 - 2032	Total Costs	Unit Cost	Cost per Ounce
Cost Analysis (Base Case Scenario of $2,750/oz Au)	($Millions)	($/t)	($/oz Au)
Mining (Ore and Waste)	$271	$172/t mined	$721
Processing (Refractory and Oxide)	$177	$104/t milled	$470
Transportation & Power Costs	$48	$29/t milled	$129
Surface Op Costs	$77	$49/t mined	$206
G&A, Taxes and Royalties(7)	$113	$67/t milled	$301
Total Operating Cost/Cash Costs(4)	$686	$405/t milled	$1,827
Sustaining Capital	$33	$20/t milled	$89
Lone Tree Plant Refurbishment Capital Allocation	$41	$26/t milled*	$108
Closure Costs	$0	$0/t milled	$0
All-in Sustaining Costs(4)	$760	$449/t milled	$2,023
All-in Sustaining Costs(4,5) (Excluding Lone Tree Plant Refurbishment Capital)	$720	$425/t milled	$1,915

Notes to table above:

Numbers may not add up due to rounding and differences in $/t mined vs $/t milled.

*	Based solely on tonnes milled through the Lone Tree autoclave.

Table 9: Total and Unit Operating Cost Summary: LOM

LOM	Total Costs	Unit Cost	Cost per Ounce
Cost Analysis (Base Case Scenario of $2,750/oz Au)	($Millions)	($/t )	($/oz Au)
Mining (Ore and Waste)	$396	$182/t mined	$816
Processing (Refractory and Oxide)	$268	$122/t milled	$552
Transportation & Power Costs	$69	$31/t milled	$142
Surface Op Costs	$118	$54/t mined	$243
G&A, Taxes and Royalties(7)	$157	$71/t milled	$323
Total Operating Cost/Cash Costs(4)	$1,008	$458/t milled	$2,076
Sustaining Capital	$83	$38/t milled	$171
Lone Tree Plant Refurbishment Allocation	$49	$26/t milled*	$102
Closure Costs	$13	$6/t milled	$26
All-in Sustaining Costs(4)	$1,153	$524/t milled	$2,375
All-in Sustaining Costs(4,5) (Excluding Lone Tree Plant Refurbishment Capital)	$1,103	$502/t milled	$2,273

Notes to table above:

Numbers may not add up due to rounding and differences in $/t mined vs $/t milled.

*	Based solely on tonnes milled through the Lone Tree autoclave.

Figure 9: LOM Production and Cost Profile (Excluding Lone Tree Plant Refurbishment Capital Allocation)

Permitting

The Granite Creek Underground mine is fully permitted. The primary focus for the operations remains compliance and reporting requirements associated with existing site permits. Other than potential minor modifications to existing site permits for operational purposes, no other major permitting actions are expected in the foreseeable future.

Technical Disclosure and Qualified Persons

The PFS focuses solely on pre-feasibility-level technical work for Granite Creek Underground. The PFS does not update the work in the March 2025 PEA in respect of the Granite Creek open pit other than an updated mineral resource estimate, which remains subject to separate ongoing technical studies and permitting activities. The updated Granite Creek open pit mineral resource estimate included in the PFS accounted for an increase in gold price resulting in a larger optimized pit shell, equating to an increase in the overall open pit mineral resource inventory.

The PFS will contain detailed descriptions of data verification, sampling and assay procedures, quality assurance and quality control measures, key assumptions, parameters, risks and other factors supporting the mineral resource and mineral reserve estimates and the economic analysis. Inferred mineral resources are too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability, and there is no certainty that the results of the PFS will be realized.

Endnotes

(1)

A Preliminary Economic Assessment/Initial Assessment (“PEA”) on the Granite Creek Property was previously prepared by the Company in accordance with S-K 1300, filed in March 2025. The PFS focuses solely on feasibility-level technical work for Granite Creek Underground and does not update the previous work in the PEA in respect of the Granite Creek open pit, which remains subject to separate ongoing technical studies and permitting activities by the Company.

(2)

All reported mineral reserves for Granite Creek underground are fully attributable to the Company. All reported underground and open pit mineral resources are 100% attributable to the Company with the exception of a fee parcel and certain unpatented mining claims, which resources are 91.67% attributable to the Company.

(3)

The Mineral Reserve estimate is based on the Mineral Resource estimate depleted through March 31, 2026. The associated reserve mine plan therefore begins April 1, 2026. For purposes of the economic analysis, the reserve schedule was shifted one month such that the economic model begins May 1, 2026. This timing adjustment does not change the Mineral Reserve inventory, mine plan, or scheduled quantities, and does not result in double counting of production.

(4)	This is a non-GAAP measure. Please see the section titled “Non-GAAP Financial Performance Measures” below.

(5)

All-in sustaining costs presented exclude the allocation of Lone Tree Plant autoclave refurbishment capital. The Lone Tree autoclave capital allocation of $49.3M has been derived using a $25.97/tonne charge multiplied by the total tonnage processed at Lone Tree (1.90 million tonne).

(6)	Pending the successful completion of the refurbishment and commissioning of the Company’s Lone Tree autoclave and carbon-in-leach Plant.

(7)

Calculated based on a Base Case scenario of $2,750/oz; includes net profit interest (NPI) and refining. Royalties include a 10% NPI to Gold Royalty Corp. The illustrative NPI interests stated herein do not include the impacts of any future open pit projects on the Property, to which the NPI interest similarly applies. Payments made under the NPI are only made after recovery by the Company of all “recoverable costs” as further described under Chapter 3 of the PFS.

(8)

These historical drill results were generated by Homestake Mining Company in 1997 and Pinson Mining Company in 1995 and were not generated by i-80 Gold. The results have been reviewed by Tyler Hill, VP Geology for the Company. No QA/QC data is available for these results, however these holes were found to be acceptable for use in the 2026 Granite Creek open pit resource estimate as conducted by Global Resource Engineering (GRE).

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this report constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws, including but not limited to, statements regarding the updated results of the Technical Studies , such as future estimates of internal rates of return, net present value, future production, estimates of cash cost, proposed mining plans and methods, mine life estimates, cash flow forecasts, metal recoveries, estimates of capital and operating costs, timing for permitting and environmental assessments, timing, completion and results of feasibility studies, and the size and timing of phased development of the Project. Furthermore, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. With respect to this specific forward-looking information concerning the development of the Project, the Company has based its assumptions and analysis on certain factors that are inherently uncertain. Uncertainties include: (i) the adequacy of infrastructure; (ii) geological characteristics; (iii) metallurgical characteristics of the mineralization; (iv) the ability to develop adequate processing capacity; (v) the price of gold, silver and other commodities; (vi) the availability of equipment and facilities necessary to complete development; (vii) the cost of consumables and mining and processing equipment; (viii) unforeseen technological and engineering problems; (ix) natural disasters and/or accidents; (x) currency fluctuations; (xi) changes in regulations; (xii) the compliance by and/or key suppliers with terms of agreements; (xiii) the availability and productivity of skilled labour; (xiv) the regulation of the mining industry by various governmental agencies, including permitting and environmental assessments; (xv) the ability to raise sufficient capital to develop such projects; (xiv) changes in project scope or design; and (xv) political factors.

All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward-looking statements. The Company’s actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, uncertainty in geological, metallurgical and geotechnical studies and opinions, and ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

This report also contains references to estimates of mineral resources. The estimation of mineral resources is inherently uncertain and involves subjective judgments about many relevant factors. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation (including estimated future production from the Project, the anticipated tonnages and grades that will be mined and the estimated level of recovery that will be realized), which may prove to be unreliable and depend, to a certain extent, upon the analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. Mineral resource estimates may have to be re-estimated based on: (i) fluctuations in commodities prices; (ii) results of drilling, (iii) metallurgical testing and other studies; (iv) proposed mining operations, including dilution; (v) the evaluation of mine plans subsequent to the date of any estimates; and (vi) the possible failure to receive required permits, approvals and licenses or changes to existing mining licenses.

Forward-looking statements and information involve significant known and unknown risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results expressed or implied by such forward-looking statements or information, including, but not limited to: the Company’s ability to finance the development of its mineral properties; assumptions and discount rates being appropriately applied to the PFS, uncertainty as to whether there will ever be production at the Company’s mineral exploration and development properties; risks related to the Company’s ability to commence production at the Project and generate material revenues or obtain adequate financing for its planned exploration and development activities; uncertainties relating to the assumptions underlying resource and reserve estimates; mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes, bad weather, non-compliance with environmental and permit requirements or other unanticipated difficulties with or interruptions in development, construction or production; the geology, grade and continuity of the Company’s mineral deposits; the uncertainties involving success of exploration, development and mining activities; permitting timelines; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; prices for energy inputs, labor, materials, supplies and services; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; unexpected cost increases in estimated capital and operating costs; the need to obtain permits and government approvals; material adverse changes, unexpected changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with the Company to perform as agreed; social or labor unrest; changes in commodity prices; and the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations. For a more detailed discussion of such risks and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, refer to i-80 Gold’s filings with Securities and Exchange Commission at www.sec.gov, including the most recent Annual Report on Form 10-K.

Non-GAAP Financial Performance Measures

The Company has included certain terms or performance measures in this report commonly used in the gold mining industry that are not defined under United States Generally Accepted Accounting Principles (“US GAAP”). This includes: all-in sustaining costs per ounce and cash cost per ounce – including and excluding the allocated Lone Tree Plant refurbishment capital. Non-IFRS/Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company’s financial statements. Because the Company has provided these measures on a forward-looking basis, it is unable to present a quantitative reconciliation to the most directly comparable financial measure calculated and presented in accordance with US GAAP without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking US GAAP measure that have not yet occurred, are outside of the Company’s control and/or cannot be reasonably predicted. The cost build-ups in the accompanying tables show the principal components used to calculate the disclosed measures.

Definitions

“All-in sustaining costs” is a non-GAAP financial measure calculated based on guidance published by the World Gold Council (“WGC”). The WGC is a market development organization for the gold industry and is an association whose membership comprises leading gold mining companies. Although the WGC is not a mining industry regulatory organization, it worked closely with its member companies to develop these metrics. Adoption of the all-in sustaining cost metric is voluntary and not necessarily standard, and therefore, this measure presented by the Company may not be comparable to similar measures presented by other issuers. The Company believes that the all-in sustaining cost measure complements existing measures and ratios reported by the Company. All-in sustaining cost includes both operating and capital costs required to sustain gold production on an ongoing basis. Sustaining operating costs represent expenditures expected to be incurred at the Project that are considered necessary to maintain production. Sustaining capital represents expected capital expenditures comprising mine development costs, including capitalized waste, and ongoing replacement of mine equipment and other capital facilities, and does not include expected capital expenditures for major growth projects or enhancement capital for significant infrastructure improvements. The Company’s presentation of AISC excluding the allocated Lone Tree Plant refurbishment capital is an additional non-GAAP measure and should be read together with the accompanying cost build-up. “Cash cost per gold ounce” is a common financial performance measure in the gold mining industry but has no standard meaning under US GAAP. The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate the Company’s performance and ability to generate cash flow. Cash cost figures are calculated in accordance with a standard developed by The Gold Institute. The Gold Institute ceased operations in 2002, but the standard is considered the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary, and the cost measures presented may not be comparable to other similarly titled measures of other companies.

For a more detailed breakdown on how these measures were calculated, please see the Tables 7 and 8.

APPENDIX

Table 1: Granite Creek Underground Project Detailed Cash Flow Model

Table is continued on next page

APPENDIX Table 1: Granite Creek Underground Project Detailed Cash Flow Model Granite Creek Underground UNITS TOTAL LOM 2028 - 2032 (2) 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E MINING Mine Life Years 8.3 5 Refractory Ore Mined k tonnes 2,139 1,560 161.8 192.0 330.3 329.9 289.0 336.7 273.6 175.9 50.2 Refractory Ore Mined Grade g/t 7.85 7.86 7.52 7.42 7.67 7.71 8.06 7.88 8.04 8.09 9.20 Oxide Ore Mined k tonnes 33 13 7.7 11.7 4.7 3.3 2.5 2.6 0.3 - - Oxide Ore Mined Grade g/t 10.02 10.43 11.8 8.4 12.1 9.1 10.8 9.7 3.1 - - Total Ore Mined k tonnes 2,172 1,573 169.6 203.7 335.0 333.2 291.5 339.3 274.0 175.9 50.2 Daily Mining Rate tpd 724 874 465 558 918 913 799 930 751 482 137 Stockpile Used in Processing k tonnes 26 - 26.2 Stockpile Grade g/t 7.33 7.3 PROCESSING Total Material for Processing k tonnes 2,198 1,692 162 118 454 333 292 339 274 176 50 Gold Average Grade g/t Au 7.87 7.9 7.77 7.07 7.75 7.73 8.08 7.89 8.04 8.09 9.20 Contained Gold ‘000 oz Au 556.5 429 40.5 26.8 113.2 82.8 75.7 86.1 70.8 45.8 14.8 Toll Mill Processing (3rd party processing) Total Tonnes Processed k tonnes 266 - 156 110 Gold Grade g/t Au 7.33 0.00 7.59 6.96 Contained Gold ‘000 oz Au 63 - 38 25 Gold Average Recovery % 90% 0% 90% 90% Recovered Gold ‘000 oz Au 56 - 34.4 22.1 Lone Tree Autoclave Processing Total Tonnes Processed k tonnes 1,899 1,673 444 330 289 337 274 176 50 Gold Grade g/t Au 7.91 7.85 7.70 7.71 8.06 7.88 8.04 8.09 9.20 Contained Gold ‘000 oz Au 483 423 110 82 75 85 71 46 15 Gold Average Recovery % 87% 87% 87% 87% 87% 87% 87% 87% 87% Recovered Gold ‘000 oz Au 422 371 98.2 71.8 65.8 74.2 61.2 38.2 12.4 Oxide Processing (Third-party ore purchase agreement until 2028) Total Tonnes Processed k tonnes 33 19 5.6 8.1 10.4 3.3 2.5 2.6 0.3 - - Gold Grade g/t Au 10.02 9.85 12.93 8.43 10.12 9.08 10.77 9.71 3.14 - - Silver Grade g/t Ag 0.00 0.00 - - - - - - - - Contained Gold ‘000 oz Au 10.6 6.1 2.3 2.2 3.4 1.0 0.9 0.8 0.0 - - Gold Payability / Recovery % 69% 76% 60% 60% 76% 75% 74% 75% 66% - - Recovered Gold ‘000 oz Au 7.3 4.6 1.4 1.3 2.6 0.7 0.6 0.6 0.0 - - Total Tonnes Processed k tonnes 2,198 1,692 162.1 118.0 454.4 333.2 291.5 339.3 274.0 175.9 50.2 Total Gold Production(3) ‘000 oz Au 485.4 375.7 35.7 23.5 100.8 72.5 66.4 74.8 61.2 38.2 12.4 Recoverable Ag ounces remaining (BOP) REVENUE Gold Price US$/oz Au $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 Revenues (@99.75% payability) US$M $1,331 $1,031 $98 $64 $276 $199 $182 $205 $168 $105 $34 OPERATING COSTS Mining Costs (Mineralized Material incl. Backfill) Surface Op Costs Processing - Refractory / Autoclave Processing - Refractory / Third party Processing - Oxide (2028 Onwards) Transportation Power Costs G&A Total Operating Cost US$M US$M US$M US$M US$M US$M US$M US$M US$M $396 $118 $200 $68 $0.65 $36 $33 $50 $271 $77 $176 $0 $0.65 $28 $20 $30 $33.2 $40.7 $52.6 $56.9 $55.3 $57.8 $48.3 $35.4 $15.9 $7.0 $13.5 $14.9 $15.6 $15.7 $16.0 $15.2 $12.0 $7.9 - - $46.7 $34.7 $30.4 $35.4 $28.8 $18.5 $5.3 $39.7 $27.9 - - - - - - - - - $0.4 $0.1 $0.1 $0.1 $0.0 - - $1.3 $2.8 $6.0 $6.0 $5.2 $6.1 $4.9 $3.1 $0.9 $1.8 $3.3 $3.7 $4.1 $4.2 $4.2 $4.2 $4.2 $3.1 $3.2 $5.8 $5.9 $6.3 $6.2 $6.0 $6.1 $5.8 $4.5 $86.3 $93.9 $130.2 $123.6 $117.1 $125.5 $107.4 $79.0 $37.7 $901 $604 Refining Royalties & State Taxes(4) NPI4 US$M US$M US$M $2.6 $104.5 $0.0 $2.0 $80.4 $0.0 $0.2 $0.1 $0.5 $0.4 $0.4 $0.4 $0.3 $0.2 $0.1 $7.3 $4.6 $20.0 $14.4 $13.3 $18.0 $14.7 $9.2 $3.0 - - - - - - - - - Unit Costs ($/t) Mining Costs (Ore & Waste ) Surface Op Costs Processing - Refractory / Autoclave Processing - Refractory / Third party Processing - Oxide (2028 Onwards) Transportation Power Costs G&A Total US$/t mined US$/t mined US$/t milled US$/t milled US$/t milled US$/t milled US$/t milled US$/t milled US$/t milled $182 $54 $105 $254 $34.0 $16.5 $172 $49 $105 $0 $34.0 $16.6 $196 $200 $157 $171 $190 $170 $176 $201 $318 $41 $66 $45 $47 $54 $47 $55 $68 $158 - - $105 $105 $105 $105 $105 $105 $105 $254 $254 - - - - - - - - - $34 $34 $34 $34 $34 - - $8 $24 $13 $18 $18 $18 $18 $18 $18 $11 $28 $8 $12 $14 $12 $15 $24 $62 $20 $49 $13 $19 $21 $18 $22 $33 $90 $15 $23 $12 $18 $410 $357 $532 $796 $286 $371 $402 $370 $392 $449 $751 Table is continued on next page Notes to table above: This is a non-GAAP measure. Please see the section titled “Non-GAAP Financial Performance Measures” above. The Mineral Reserve estimate is based on the block model depleted through March 31, 2026. The associated reserve mine plan therefore begins April 1, 2026. For purposes of the economic analysis, the reserve schedule was shifted one month such that the economic model begins May 1, 2026. This timing adjustment does not change the Mineral Reserve inventory, mine plan, or scheduled quantities and does not result in double counting of production. The PFS is based on a mineral reserve and resource estimate derived from drilling data 2023 through to the end of 2025 and should not be relied upon for production forecasts in 2026. The Company expects recovered gold ounces of between 30,000 to 40,000 ounces in 2026 from Granite Creek Underground. Royalties include a 10% net profit interest (NPI) to Gold Royalty Corp. and refining. The illustrative NPI interests stated herein do not include the impacts of any future open pit projects on the Property, to which the NPI interest similarly applies. Payments made under the NPI are only made after recovery by the Company of all “recoverable costs” as further described under Chapter 4 of the NI-43-101 Study. 5. All-in Sustaining Costs presented excludes the allocation of Lone Tree autoclave refurbishment capital.

Granite Creek underground UNITS TOTAL LOM 2028-2032 2026(2)E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E CAPITAL EXPENDTURES Lone Tree Capital Allocation US$M $49.3 $40.5 - $3.0 $8.6 $8.6 $7.5 $8.7 $7.1 $4.6 $1.3 Mine Capex US$M $60.7 $30.1 $16.6 $11.8 $10.3 $6.7 $4.4 $4.4 $4.4 $2.3 - Surface Capitalized Costs US$M $22.2 $3.2 $15.6 $3.4 $1.7 $0.6 $0.5 $0.3 $0.0 - - Closure Costs US$M $12.7 $0.0 - - - - - - - - $12.7Total Capital US$M $144.9 $73.8 $32.2 $18.1 $20.6 $15.9 $12.4 $13.5 $11.5 $6.8 $14.0 CASH COSTS & AISC Total Cash Costs (Inc. Royalties)(1) US$/oz $2,076 $1,827 $2,622 $4,208 $1,496 $1,1910 $1,968 $1,922 $2,002 $2,317 $3,297 All-in Sustaining Costs(1)(5) US$/oz $2,375 $2,023 $3,524 $4,980 $1,701 $2,129 $2,154 $2,102 $2,190 $2,496 $4,428All-in Sustaining Costs, Excluding Lone Tree US$/oz $2,273 $1,915 $3,524 $4,854 $1,615 $2,011 $2,041 $1,985 $2,073 $2,376 $4,322 Capital Allocation(1)(5) CASH FLOW ANALYSIS Revenue net of Refining US$M $1,329 $1,028 $98 $64 $276 $198 $182 $205 $167 $104 $34 Royalty and NPI(4) US$M ($104) ($80) ($7) ($5) ($20) ($14) ($13) ($18) ($15) ($9) ($3) Operating Costs US$M ($901) ($604) ($86) ($94) ($130) ($124) ($117) ($125) ($107) ($79) ($38) Depreciation US$M ($145) ($57) ($1) ($5) ($8) ($10) ($12) ($13) ($15) ($16) ($66) Net Operating Income US$M $179 $287 $3 ($40) $118 $51 $40 $48 $31 $0 ($73) Income Taxes US$M ($25) ($25) ($0) ($0) ($5) ($3) ($5) ($7) ($5) ($0) ($0) Net Income US$M $153 $263 $3 ($40) $113 $47 $35 $42 $25 $0 ($73) Depreciation US$M $145 $57 $1 $5 $8 $10 $12 $13 $15 $16 $66 Working Capital US$M $0 ($7) ($5) ($11) ($8) ($1) ($7) ($2) $10 ($1) $3 Operating Cash Flow US$M $298 $312 ($1) ($24) $113 $56 $40 $53 $50 $15 ($4)Capital Expenditures (incl. closure costs) US$M ($145) ($74) ($32) ($18)($21) ($16) ($12) ($13) ($11) ($7) ($14) NET CASH FLOW(2) US$M $153 $238 ($33) ($42) $92 $40 $28 $40 $38 $8 ($18) After-tax NPV 5% of discounting(2) US$M $118

Notes to table above:

1.	This is a non-GAAP measure. Please see the section titled “Non-GAAP Financial Performance Measures” above.

2.

The Mineral Reserve estimate is based on the block model depleted through March 31, 2026. The associated reserve mine plan therefore begins April 1, 2026. For purposes of the economic analysis, the reserve schedule was shifted one month such that the economic model begins May 1, 2026. This timing adjustment does not change the Mineral Reserve inventory, mine plan, or scheduled quantities and does not result in double counting of production.

3.

The PFS is based on a mineral reserve and resource estimate derived from drilling data 2023 through to the end of 2025 and should not be relied upon for production forecasts in 2026. The Company expects recovered gold ounces of between 30,000 to 40,000 ounces in 2026 from Granite Creek Underground.

4.

Royalties include a 10% net profit interest (NPI) to Gold Royalty Corp. and refining. The illustrative NPI interests stated herein do not include the impacts of any future open pit projects on the Property, to which the NPI interest similarly applies. Payments made under the NPI are only made after recovery by the Company of all “recoverable costs” as further described under Chapter 4 of the NI-43-101 Study.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

23.1	Consent of SRK Consulting (U.S.), Inc.

23.2	Consent of Global Resource Engineering

23.3	Consent of TR Raponi Consulting Ltd.

23.4	Consent of WSP USA Inc.

23.5	Consent of Practical Mining LLC

23.6	Consent of Hatch Associates Consultants, Inc.

23.7	Consent of Kenji Umeno

99.1	SEC Technical Report Summary, Pre-Feasibility Study, Granite Creek, Humboldt County, NV dated September 21, 2026 with an effective date of March 31, 2026

104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

i-80 GOLD CORP.

Date: September 22, 2026	By:	/s/ Ryan Snow
Ryan Snow
Chief Financial Officer